Exhibit 10.05

Amendment and Restatement of
Exhibits to Amended and Restated Services and Secondment Agreement

April 1, 2016

An Amended and Restated Services and Secondment Agreement was executed as of March 1, 2015 (the “Amended and Restated Services and Secondment Agreement”), among Valero Services, Inc., a Delaware corporation, Valero Refining Company-Tennessee, L.L.C., a Delaware limited liability company, Valero Refining-Texas, L.P., a Texas limited partnership, and Valero Energy Partners GP LLC, a Delaware limited liability company. Capitalized terms not otherwise defined in this document shall have the terms set forth in the Amended and Restated Services and Secondment Agreement.
The Parties agree that, as of the date first written above, the Exhibits are hereby amended and restated in their entirety to be as attached hereto. Pursuant to Section 6.18 of the Amended and Restated Services and Secondment Agreement, such amended and restated Exhibits shall replace the prior Exhibits as of the date hereof and shall be incorporated by reference into the Amended and Restated Services and Secondment Agreement for all purposes. As amended hereby, the Amended and Restated Services and Secondment Agreement is hereby ratified and affirmed and shall continue in full force and effect.
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IN WITNESS HEREOF, each of the undersigned have executed this Amendment and Restatement of Exhibits to Amended and Restated Services and Secondment Agreement on, and effective as of, the date first written above.

Valero Services, Inc.

By: /s/ R. Lane Riggs
Name:	R. Lane Riggs
Title:	Executive Vice President

Valero Refining Company-Tennessee, L.L.C.

By: /s/ R. Lane Riggs
Name:	R. Lane Riggs
Title:	Executive Vice President

Valero Refining-Texas, L.P.

By:	Valero Tejas Company LLC, its
general partner

By: /s/ R. Lane Riggs
Name:	R. Lane Riggs
Title:	Executive Vice President

Valero Energy Partners GP LLC

By: /s/ Richard F. Lashway
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

Signature Page to Amendment and Restatement of Exhibits

EXHIBIT A

Assets

The Assets consist of all above and below-ground equipment, facilities and improvements owned (in whole or in part) or leased by any Partnership Entities, or with respect to which any of the Partnership Entities have the right and/or obligation to operate and/or maintain, at each of the office, terminal and truckhaul locations and comprising each of the pipeline systems set forth in the following chart.
Without limiting the generality of the foregoing, the Assets expressly include all of the following located at or comprising any part of the facilities, locations and systems listed in the following chart, to the extent owned, leased or otherwise under the control of any Partnership Entity:
Piping
Pumps
Valves
Fittings
Interconnects
Lease automatic custody transfer (LACT) units
Metering equipment and associated equipment
Cathodic protection equipment
Fire suppression equipment
Tanks
Tank roofs
Tank dikes and foundations
Truck racks and associated equipment
Vapor recovery equipment
Docks and associated equipment
Buildings and improvements, and all fixtures, furnishings and equipment therein
Security equipment, including fences and gates
Drives, walks and parking areas
Signage
Utilities infrastructure
Environmental monitoring and remediation equipment
SCADA equipment
Oil / water separators
Wastewater treatment equipment
Laboratories and associated equipment

Exhibit A, continued

As used in the following chart, the following terms have the following respective meanings:

“Asset Owner” means the Partnership Entity that owns the Asset.

“Service Date” means the date that Seconded Employees first began providing Operational Services at and/or for the Asset.

“Employing Operator” means the Operator that employs the Seconded Employees who will be providing Operational Services related to the Asset.

“Fee Structure” refers to the manner in which Operator is to be paid the portion of the Services Reimbursement associated with the Asset, being one of the two following methods:

“Pass Through” means that Seconded Employee Expenses associated with the Asset are being passed through to GP by the Operator on a reimbursable basis in accordance with Sections 3.1 and 3.2.

“Flat Fee” means that the Operator is charging GP a Flat Fee for all Operational Services being provided by Seconded Employees with respect to the Asset in accordance with Section 3.3. The Flat Fee amounts set forth in the chart are initial amounts as of the Service Date, and are subject to periodic adjustment in accordance with Section 3.3.

Key to entity name abbreviations:

Operators:		Asset Owners:

VRCT	Valero Refining Company-Tennessee, L.L.C.	VMKS VPCE	Valero MKS Logistics, L.L.C. Valero Partners Corpus East, LLC
VRT	Valero Refining-Texas, L.P.	VPCW	Valero Partners Corpus West, LLC
VSI	Valero Services, Inc.	VPEP	Valero Partners El Paso, LLC
		VPH	Valero Partners Houston, LLC
		VP Lucas	Valero Partners Lucas, LLC
		VP La.	Valero Partners Louisiana, LLC
		VPM	Valero Partners Memphis, LLC
		VP McKee	Valero Partners McKee, LLC
		VPNT	Valero Partners North Texas, LLC
		VPP	Valero Partners PAPS, LLC
		VPST	Valero Partners South Texas, LLC
		VPW	Valero Partners Wynnewood, LLC
		VPWM	Valero Partners West Memphis, LLC

Asset	Asset Owner	Service Date	Employing Operator	Fee Structure

Terminals, Offices and Truckhauls
Lucas Terminal 9405 West Port Arthur Road Beaumont, TX 77705	VP Lucas	Dec. 16, 2013	VSI	Pass Through
El Vista Terminal 6300 W. Port Arthur Road Port Arthur, TX 77640	VPP	Dec. 16, 2014	VSI	Pass Through
West Memphis Terminal 1282 South 8th St. West Memphis, AR 72301	VPWM	Dec. 16, 2013	VSI	Pass Through
Collierville Terminal 772 Wingo Road Byhalia, MS 38611	VMKS	Dec. 16, 2013	VRCT	Pass Through
Memphis Truck Terminal 321 West Mallory Ave. Memphis, TN 38109	VPM	Dec. 16, 2013	VRCT	Pass Through
Wynnewood System: Wynnewood Terminal Murray County, OK	VPW	July 1, 2014	VSI	Pass Through
Three Rivers Crude System: CR 422 Crude Oil Terminal Live Oak County, Texas Three Rivers Pipeline Office Live Oak County, Texas Three Rivers Meter Site Live Oak County, Texas	VPST	July 1, 2014	VSI	Pass Through
McKee Crude System: Clawson Station Hansford County, TX Coble Station Hutchinson County, TX Farnsworth Station Ochiltree County, TX Follett Station Lipscomb County, TX	VPNT	July 1, 2014	VSI	Pass Through

Frass Station
Lipscomb County, TX

Glazier Station
Lipscomb County, TX

Gruver Station
Hansford County, TX

Hitchland Station
Hansford County, TX

Hooker Station
Texas County, OK

McKee Station
Moore County, TX

McKee Valve & Meter Site
and 8” Pipeline
Moore County, TX

Merten Station
Gray County, TX

Perryton Office & Pipe Yard
Ochiltree County, Texas

Perryton Station (Nos. 1, 2, 3
and 4)
Ochiltree County, TX

Piper Station (Nos. 1, 2 and 3)
Lipscomb County, TX

Sunray Pump Station
Sherman County, TX

Tubbs Station
Lipscomb County, TX

Turpin Terminal
Beaver County, OK

Waka Station
Ochiltree County, TX

St. Charles Terminal - Located in Norco, Louisiana	VP La.	March 1, 2015	VSI	Flat Fee of $11,067,000 per calendar year
Houston Terminal - Located in Houston, Texas	VPH	March 1, 2015	VRT	Flat Fee of $6,323,000 per calendar year
Corpus Christi East Terminal - Located in Corpus Christi, Texas	VPCE	October 1, 2015	VRT	Flat Fee of $9,866,000 per calendar year
Corpus Christi West Terminal - Located in Corpus Christi, Texas	VPCW	October 1, 2015	VRT	Included in the Corpus Christi East Terminal Flat Fee

McKee Terminal – Located in Sunray, Texas	VP McKee	April 1, 2016	VSI	Flat Fee of $4,060,000 per calendar year
Pipelines
Port Arthur System: Nederland pipeline: A five-mile, 32-inch pipeline that delivers crude oil to the Lucas terminal from the Sunoco Logistics Nederland marine terminal.	VP Lucas	Dec. 16, 2013	VSI	Pass Through
Lucas pipeline: A 12-mile, 30-inch pipeline that delivers crude oil from the Lucas terminal to the Valero Port Arthur refinery (1801 South Gulfway Dr., Port Arthur, Texas 77640).	VP Lucas
PAPS 20” Pipeline: A three-mile, 20-inch pipeline that delivers diesel from the Port Arthur refinery to the PAPS terminal.	VPP
El Vista 20” Pipeline: A four-mile, 20-inch pipeline that delivers gasoline from the Port Arthur refinery to the El Vista terminal.	VPP
12-10 pipeline: An approximately 13 mile, 12-inch and 10-inch pipeline that delivers refined petroleum products from the Port Arthur refinery to the Enterprise TE Products pipeline connection, the Sunoco Logistics MagTex pipeline connection at their Hebert Terminal (15651 West Port Arthur Rd. Beaumont, TX 77705) and Oiltanking’s Beaumont marine terminal (6275 Highway 347 Beaumont TX 77705).
VPP
Memphis System

Collierville pipeline: Approximately 52 miles of 10- to 20-inch pipelines that deliver crude oil to the Valero Memphis refinery (543 West Mallory Ave., Memphis, Tennessee  38109) from the Collierville terminal.
Shorthorn pipeline: Approximately seven miles of 14-inch pipeline that delivers diesel and gasoline produced at the Valero Memphis refinery to the West Memphis terminal, and two miles of 12-inch pipeline that delivers diesel and gasoline from the West Memphis terminal and the Valero Memphis refinery to Exxon’s Memphis refined petroleum products terminal (454 Wisconsin Ave., Memphis, TN 38106).

	VMKS	Dec. 16, 2013	VRCT	Pass Through

Memphis Airport pipeline system: A nine-mile, six-inch pipeline that delivers jet fuel produced at the Valero Memphis refinery to the Swissport Fueling, Inc. terminal (2491 Winchester Rd., Memphis, Tennessee 38116) located at the Memphis International Airport and a two-mile, six-inch pipeline that delivers jet fuel from the Valero Memphis refinery to the FedEx jet fuel terminal (2903 Sprankle Ave, Memphis, TN 38118) located at the Memphis International Airport

Wynnewood System:
Wynnewood Pipeline. A twelve inch (12”) nominal diameter pipeline, approximately 30 miles in length, originating at the Valero Ardmore Refinery in Carter County, Oklahoma and terminating at the Valero Wynnewood Terminal in Murray County, Oklahoma
VPW	July 1, 2014	VSI	Pass Through
Three Rivers Crude System:
CR 422 - Valero Ref #1-12. A twelve inch (12”) nominal diameter pipeline, approximately 3,225 feet / 0.61 miles in length, originating at the Valero CR 422 crude oil facility and terminating the Valero Three Rivers Refinery in Live Oak County, Texas.

CR 422 - Valero Ref #2-12. A twelve inch (12”) nominal diameter pipeline, approximately 3,064 feet / 0.58 miles in length, originating at the Valero CR 422 crude oil facility and terminating the Valero Three Rivers Refinery in Live Oak County, Texas.

CR 422 - Valero Ref #3-12. A twelve inch (12”) nominal diameter pipeline, approximately 3,139 feet / 0.59 miles in length, originating at the Valero CR 422 crude oil facility and terminating the Valero Three Rivers Refinery in Live Oak County, Texas.

VPST	July 1, 2014	VSI	Pass Through
McKee Crude System:
Tubbs 4” – A four inch (4”) nominal diameter pipeline, approximately 73,081 feet / 13.84 miles in length, originating at The Shamrock Pipe Line Corporation’s Tubbs Station in Lipscomb County, Texas and terminating at The Shamrock Pipe Line Corporation’s Tubbs /Citizens scrapper trap site in Lipscomb County, Texas.

VPNT	July 1, 2014	VSI	Pass Through

Citizens 6” – A six inch (6”) nominal diameter pipeline, approximately 48,762 feet / 9.24 miles in length, originating at The Shamrock Pipe Line Corporation’s Tubbs/Citizens scrapper trap site in Lipscomb County, Texas and terminating at The Shamrock Pipe Line Corporation’s Piper Station in Lipscomb County, Texas.

Lipscomb 6” – A six inch (6”) nominal diameter pipeline, approximately 258,838 feet / 49.02 miles in length, originating at Frass Station in Lipscomb County, Texas and terminating at The Shamrock Pipe Line Corporation’s Perryton Station in Ochiltree County, Texas.

Perryton-Waka 10” - A ten inch (10”) nominal diameter pipeline, approximately 80,135 feet / 15.18 miles in length, originating at The Shamrock Pipe Line Corporation’s Perryton Station in Ochiltree County, Texas and terminating at The Shamrock Pipe Line Corporation’s Waka Station in Ochiltree County, Texas.

Perryton-Waka 6” - A six inch (6”) nominal diameter pipeline, approximately 80,657 feet / 15.28 miles in length, originating at The Shamrock Pipe Line Corporation’s Perryton Station in Ochiltree County, Texas and terminating at The Shamrock Pipe Line Corporation’s Waka Station in Ochiltree County, Texas.

Waka-Gruver 8” - An eight inch (8”) nominal diameter pipeline, approximately 133,047 feet / 25.19 miles in length, originating at The Shamrock Pipe Line Corporation’s Waka Station in Ochiltree County, Texas and terminating at The Shamrock Pipe Line Corporation’s Gruver Station in Hansford County, Texas.

Gruver-Clawson 8” - An eight inch (8”) nominal diameter pipeline, approximately 1,497 feet / 0.28 miles in length, originating at The Shamrock Pipe Line Corporation’s Gruver Station in Hansford County, Texas and terminating at NuStar Logistics, L.P.’s Clawson Station in Hansford County, Texas.

Clawson-Gruver 6” - A six inch (6”) nominal diameter pipeline, approximately 1,069 feet / 0.20 miles in length, originating at NuStar Logistics, L.P.’s Clawson Station in Hansford County, Texas and terminating at The Shamrock Pipe Line Corporation’s Gruver Station in Hansford County, Texas.

Turpin-Gruver 6” - A six inch (6”) nominal diameter pipeline, approximately 304,313 feet / 57.64 miles in length, originating at Valero Plains Company LLC’s Turpin Terminal in Beaver County, Oklahoma and terminating at The Shamrock Pipe Line Corporation’s Gruver Station in Hansford County, Texas.

Gruver-McKee 6” - A six inch (6”) nominal diameter pipeline, approximately 157,609 feet / 29.85 miles in length, originating at The Shamrock Pipe Line Corporation’s Gruver Station in Hansford County, Texas and terminating at The Shamrock Pipe Line Corporation’s McKee scrapper trap site in Moore County, Texas.

McKee - McKee Refinery 8” - An eight inch (8”) nominal diameter pipeline, approximately 4,747 feet / 0.90 miles in length, originating at The Shamrock Pipe Line Corporation’s McKee scrapper trap site in Moore County, Texas and terminating at the Valero McKee Refinery in Moore County, Texas.

Turpin 6” (Hansford County, TX) - A six inch (6”) nominal diameter pipeline, approximately 5,899 feet / 1.12 miles in length, originating west of SH 15 in Hansford County, Texas and terminating south of FM 1262 in Hansford County, Texas.

Turpin 6” (Moore County, TX) - A six inch (6”) nominal diameter pipeline, approximately 5,280 feet / 1.0 miles in length, originating at The Shamrock Pipe Line Corporation’s McKee scrapper trap site in Moore County, Texas and terminating at the Valero McKee Refinery in Moore County, Texas.

EXHIBIT B
Operational Services

General Note: Not all of the following Operational Services apply with respect to each Asset. Rather, the Seconded Employees working at a specific location shall only be required to provide those Operational Services applicable to the Assets at such location.

List of Operational Services

Operation of the Assets in accordance with prudent industry practice and the directions for product and feedstock movements given by GP (or, where customary practice dictates, customers of the Partnership, in which case such directions shall be deemed for purposes of this Agreement to have come from GP, acting for and on behalf of the Partnership), including but not limited to operation of the pump stations and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable laws, operation of meter stations, including calibration of measurement and product analysis equipment, operation of booster pumps, providing custody measurement as required and the coordination of product and feedstock movements as directed.
Operation of truck rack loading and unloading, including blending operations, management of computer loading systems and processing of delivery tickets.

Operation of vapor recovery systems, to include emission monitoring requirements.

Operation of wastewater treatment systems and/or oil water separator systems (in compliance with all applicable hazardous waste handling procedures).
Provision of communications, inspection, surveillance, flow control, corrosion control and monitoring.
Establishment of and compliance with safety, health, environmental, training, emergency response, spill response and other programs in connection with the operation of the Assets.
Preparation and retention of appropriate records and logs as required by applicable laws and consistent with past practice (subject to changes required by changes in law and/or the adoption of new policies and procedures).
Maintenance of instrument systems required for performance of pipeline monitoring and control services, product analysis and measurements in accordance with applicable requirements and generally accepted industry practices.

Providing scheduling services for all products shipped into and delivered out of the Assets, with appropriate consultation and coordination with affected refineries, third-party pipelines, third-party off-line delivery and shipper personnel, and control room personnel.
Coordination of all inventory management activities and assistance in the development and implementation of inventory control policies and guidelines regarding the Assets.
Determining net volume received and delivered by utilizing measurement facilities installed, operated and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards and standard industry practices, and reconciliation of book inventory with actual inventory.
Provision of sufficient on-the-job and outside training to employees and contractors operating and maintaining the Assets for the operation of the Assets in a safe and efficient manner in accordance with the applicable Partnership policies and procedures and applicable governmental rules, regulations and laws.
Preparation, filing and renewal, as applicable and, to the extent not performed under the Omnibus Agreement, of all operating licenses and/or permits as directed by GP.
Emergency response services, including but not limited to closing pipeline valves in connection with a response to any emergency involving the Assets.
Laboratory and analytical services including but not limited to product quality and assurance analysis.
Additive procurement services and inventory management of additive inventories (except to the extent any additives are procured and/or managed by customers of the Partnership, in which case the services hereunder shall consist of appropriate coordination with such customers).
Security services, including but not limited to controlling access to the Assets and (except to the extent such activities are customarily conducted by customers of the Partnership) negotiation, execution and management of access agreements.
Maintenance and repair of the Assets, including but not limited to pipeline repairs, terminal repairs, aerial pipeline patrols, population density counts, right-of-way maintenance (including but not limited to filling of washes, mowing weeds and brush, repairing fences, erection and maintenance of fences, barricades or other suitable protection to protect the Assets and associated equipment from damage due to mowers, trucks or other vehicles, flagging and identification of pipelines in the event of excavation in the vicinity of the pipelines by the Operators or third parties), in each case, within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and applicable laws.
Implementation and administration of a preventative maintenance program for the Assets, including, without limitation, periodic testing, adjustment and maintenance of the Assets, meter station and valve inspections and meter proving maintenance, in each case in accordance with prudent maintenance practices and applicable laws.
Implementation and administration of a tank maintenance and integrity program for the Assets, including, without limitation, periodic testing, maintenance, repair and/or replacement in each case in accordance with prudent maintenance practices and applicable laws.
Inspection services for monitoring work performed by others in the vicinity of the Assets.
Preparation and retention of appropriate records and logs as required by applicable laws and that a prudent provider of maintenance services would maintain regarding the Assets.
Reconstruction, reconditioning, overhaul and/or replacement of the Assets, as appropriate.
Technical services for trouble-shooting problems, improving the Assets performance, upgrading the Assets, repairing the Assets and/or meeting regulatory or safety requirements.
Maintaining compliance with all applicable federal, state and local environmental, health and safety laws including but not limited to conducting all environmental investigation and remediation activities, as required by federal, state and local environmental laws and prudent business practices.
Facilitating the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of the Assets.
Except to the extent provided under the Omnibus Agreement, performing all planning, design and engineering functions related to the maintenance and repair of the Assets including but not limited to selecting and overseeing contractors and material suppliers for such activities.
Preparing excavation plans for pipeline right-of-way work, and advising the Partnership of any right-of-way work which could threaten the integrity of the Partnership’s pipelines.
Construction, reconstruction, reconditioning, overhaul and replacement of the Assets, including but not limited to engineering, procurement, construction and project performance testing and services relating thereto. Related functions include:

•	Oversight and management services as may be necessary in connection with these activities.

•	Planning, design and engineering functions related to the activities.

•	Procurement of all materials, equipment, services, supplies and labor necessary for and related to the activities.
Preparation and/or assistance in the preparation of capital project (AFE) documents for approval by the Partnership.

Routine maintenance, repairs and inspections of the tanks and other facilities at the St. Charles Terminal and Houston Terminal.
Routine maintenance, repairs and inspections of the tanks and other facilities at the Corpus Christi East Terminal and Corpus Christi West Terminal.
Routine maintenance, repairs and inspections of the tanks and other facilities at the McKee Terminal.
Together with such other routine maintenance and operational services as GP may require in connection with the ownership and operation of the Assets consistent with the Operators’ past practices at the Assets.

B-4